Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) is the type that DARIOHEALTH CORP. treats as private or confidential. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this April 17, 2025 by and between LabStyle Innovation Ltd., a company incorporated under the laws of the State of Israel, with its offices at 8 HaTochen St., Cesarea Industrial Park, 3088900, Israel (the "Company"), and Ms. Chen Franco Yehuda (Israeli I.D. [**]) residing at [**] (the "Employee").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties hereto desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.       Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position the Employee shall report regularly and shall be subject to the direction and control of the person specified in Exhibit A. The employee shall also serve as an officer of Company’s parent company, DarioHealth Corp., a Delaware corporation (the “Parent”) and in such capacity, shall be subject to the direction and control of the Parent’s board of directors. The Employee shall perform her duties diligently, conscientiously and in furtherance of the Company's best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During her employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with her position in the Company.

2.       Full Time Employment. The Employee will be employed on a full-time basis devoting 100% of full time effort, i.e. 45 hours per week, which shall be 5 days at the office (the "Scope of Employment") in those working days and hours which will be determined by the Company subject to its business needs. The Employee shall devote her entire working hours to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, which conflict with her obligations under this Agreement . The Employee’s weekly rest day shall be Saturday, unless otherwise determined by the Company in a notice to the Employee.

3.       Location. The Employee shall perform her duties hereunder at the Company's facilities in Israel, but she understands and agrees that her position may involve significant domestic and international travel.

4.       Employee's Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which she is a party or by which she is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of her engagement with the Company (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) her engagement with the Company is and/or will not be in breach of any of her undertakings toward Other Employers, and (b) she will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

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Notwithstanding Section 2 herein, nothing in this Agreement shall prohibit the Employee from (a) serving on civic, educational, philanthropic, or charitable boards or committees; (b) and with consent of the CEO and the Audit Committee Chairman of Parent, serving on other corporate boards or committees, so long as such activities do not materially violate this Agreement; (c) making and managing personal investments so long as such activities do not materially violate this Agreement, and (d) participate as a passive co-founder of other businesses that do not materially interfere with the Employee’s obligations to the Company or materially breach this Agreement. Further, the Company expressly acknowledges and agrees that the affiliations and activities set forth in Exhibit B annexed hereto are expressly permitted.

Term and Termination of Employment, Change in Control

5.       Term. The Employee's employment by the Company shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.       Termination at Will.

6.1       Either party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). The Employee acknowledges and agrees that she has been given ample opportunity to consider the aforesaid waiver and further acknowledges that the Base Salary includes due consideration for such waiver. Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

6.2       The Company and Employee agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 13 below, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or her beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the "Severance Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Employee withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 6, in the event contributions to the Insurance Scheme in accordance with Section 11 below have not been made in full.

7.       Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means herein (a) conviction of any felony by the Employee involving moral turpitude affecting the Company or its affiliates or any crime involving fraud; (b) action taken by the Employee intentionally to materially harm the Company or its affiliates; (c) embezzlement of funds of the Company or its affiliates by the Employee; (d) falsification of Company's or its affiliates' records or reports by the Employee; (e) ownership by the Employee, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its affiliates, including those products or services contemplated in a plan adopted by the Company or its affiliates; (f) any material breach of the Employee's fiduciary duties or duties of care to the Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by Employee within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (g) any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit D by the Employee; and (i) any other act or omission that constitutes "cause" under the laws of the State of Israel. In the event of termination for Cause, the Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law.

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8.       Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of her duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities.

9.        Adjustment Period. The parties agree that in the event of the termination of Employee’s employment for any reason (other than for  Cause), the Employee will be entitled to an adjustment period commencing on the lapse of the Notice Period (which shall be in addition thereof) (the “Adjustment Period”). Employee will accumulate one month in favor of the Adjustment Period, per each employment annum, commencing as of April 27, 2025, provided however, that in no event shall the Adjustment Period exceed 6 months. During the Adjustment Period, the Employee will be entitled to receive from the Company, an amount equal to the Salary, plus car maintenance (if provided herein), maintenance of cell phone, and amounts equal to those that would have been paid as Pension Arrangement and Keren Hishtalmut (as defined below) to the Employee had she still been employed by Company, and any other components of compensation payable under this Agreement, as gross adjustment fees (hereinafter: “Adjustment Fees”). The Adjustment Fees will be paid on a monthly basis. During the Adjustment Period the Employee shall reasonably make herself available , as will be mutually agreed between the Employee and the Company.

10.       Change of Control.

10.1       In the event of a Change of Control (as defined herein), Employee shall be entitled to a 6 month Adjustment Period and a full acceleration of all of her unvested Awards(as defined below). If applicable, the Salary to be taken into account for the calculation of the Adjustment Fees during the Adjustment Period shall be the Salary prior to any reduction made within the course of a the Change of Control.

10.2       For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Parent Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Parent Company; (ii) any consolidation or merger of the Parent Company into another corporation or entity where the stockholders of the Parent Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Parent Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that a majority of the members of the Parent Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

Covenants

11.       Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Employee will execute the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached hereto as Exhibit D. Exhibit B hereto shall survive the expiration or other termination of this Agreement.

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Salary and Additional Compensation; Insurance

12.1       Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate monthly base salary in the amount set forth in Exhibit A (the "Base Salary"). In addition, since the Employee may, from time to time, work overtime hours and since the Company cannot keep specific track of all of the Employee's overtime hours, the Hours of Work and Rest Law, 1951, and any other law amending or replacing such law shall not apply to the Employee, and the Company shall pay to the Employee an additional monthly gross amount, as set forth in Exhibit A paid for all of the Employee's overtime hours, as they may be from time to time (the "Additional Compensation” theAdditional Compensation and Base Salary together shall constitute the "Salary" for purposes of this Agreement). Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement and the Employee shall not be entitled to any additional payment, including, for avoidance of doubt, any payment for overtime hours of work or reimbursement for travel expenses to and from her home to the workplace (which are paid on global basis through the payment of the Additional Compensation). The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

12.2       Special Compensation for Non-Competition Obligations. The Employee acknowledges that 20% of the Salary is paid as special supplementary monthly compensation in consideration for the Employee's non-competition undertakings and obligations set forth in Exhibit D hereto (the "Special Non-Competition Monthly Compensation"). The Employee warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice she may suffer due to her non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of her freedom of employment.

13.       Insurance and Social Benefits. The Company will insure the Employee under a "Manager's Insurance Policy" ("Bituach Menahalim") ("Policy") or a Pension Fund ("Pension Fund"), to be selected by the Employee. The employee shall be entitled to contributions to a pension arrangement of her choice (the "Pension Arrangement"), at the following monthly rates:

(a)	The Company shall contribute:

(i)	8.33% of the Salary towards the severance pay component; and

(ii)	6.5% of the Salary towards the pension component. In case Employee is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on Employee’s account towards the Pension Arrangement.

13.1. By signing this Agreement, Employee acknowledges that in accordance with the terms of the General Order, if Employee chooses to be insured in a Pension Arrangement, which is not a pension fund, Employee must also be insured in disability insurance, ensuring loss of earning payment of 75% of the Salary (or the relevant portion of the Salary which the Employee chooses to insure in such an arrangement).

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13.2. Additionally, the Company together with the Employee will maintain an advanced study fund ("Keren Hishtalmut") and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) of the Salary and 7.5% (seven percent and one half of a percent) of the Salary, respectively. All of the Employee's aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment. Any tax consequences for payments made for amounts greater than the maximum amount exempt from tax under applicable laws will be borne by the Employee.

Additional Benefits

14.       Expenses. The Company will reimburse the Employee for traveling expenses and cell phone expenses as defined in Exhibit A. The Company shall pay or reimburse the Employee for other business expenses borne by the Employee, provided that such expenses were approved in advance by the Company, and against valid invoices therefore furnished by the Employee to the Company, all in accordance with the Company's policy as amended from time to time.

15.       Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law).

16.        Bonus. Upon meeting certain goals determind by the Compensation Committee and/or the Board of Directors of the Parent, the Employee will be entitled to an annual bonus, to be paid on an annual basis as defined in Exhibit A (the “Bonus”). The Bonus will be paid together with the monthly Salary for the month of March of the following year. For the avoidance of any doubt, any Bonus paid to Employee, being a conditional payment, shall not constitute a part of the Salary for all intents and purposes. If applicable, Employee is entitled to receive Bonus payments on events that materialized during the Notice Period and during the Adjustment Period.

17.       Sick Leave; Convalescence Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.

18.       Mobile Phone. During the term of this Agreement the Company will provide the Employee with a Company's mobile phone, for use in connection with Employee's duties hereunder, pursuant to Company's policy, as adopted, as may be amended from time to time by the Company. The Company shall bear all expenses relating to the Employee’s use and maintenance of the phone attributed to the Employee under this Section.

19.       Company Car.

19.1       Should the Employee choose, the Company will provide the Employee with a car of make and model pursuant to the Car Leasing Agreement to be entered between the Employee and the Company (the “Car”, and "Car Leasing Agreement", respectively). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Employee during the period of her employment with the Company. The Car will be returned to the Company by the Employee immediately after termination of the Employee's employment by the Company (or the lapse of the Adjustment Period, if applicable). Use by the Employee of the Car shall be made at all times only in accordance with the provisions of the Car Leasing Agreement and the Company's Car Use policy, as may be amended from time to time by the Company. The Employee shall bear all the personal tax consequences of the allocation of the Car to her benefit. Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

19.2       Without derogating from the terms of the Car Use policy, it is hereby clarified that the leasing amount and gasoline costs according to the Company’s policy, shall be deducted from the employees total compensation Salary (Base plus Additional Compensation – as laid out in Exhibit A) and that the Salary after such deduction will be the basis for Salary-basis entitlements.

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20.       Options and restricted shares. The Parent may, from time to time, at its sole discretion, grant the Employee restricted shares or options to purchase shares of common stock of the Parent (each, as applicable: the “Award”). The Options shall be subject to the terms of the Parent’s 2020 Equity Incentive Plan and the 2020 Israeli Sub Plan thereto (together, the “Option Plan”), as may be amended from time to time, or any successor plans, and an Restricted Shares Agreement or an Option Agreement to be executed between Parent and the Employee. The Employee acknowledges that she will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws. Subject to the approval of the Board of Directors of Parent, and at the first possible opportunity, Employee shall be granted 500,000 restricted shares of common stock of Parent, to be vested over a three years period commencing as of the Commencement Date, and subject to a one year cliff.

20.1       Any Award will also include a single trigger clause as follows: “The vesting period shall immediately end, and all unvested Awards shall immediately vest, in the event a Change in Control (as defined in the Employee’s Employment Agreement)”.

20.2       Based on pool availability and status of the Parent, the Parent will apply a yearly grant of additional Awards.

21.       D&O Insurance and indemnification. The Company agrees to cause Parent to continue and maintain a directors’ and officers’ liability insurance policy covering the Employee at a level, and on terms and conditions, no less favorable to her than the coverage the Parent provides other similarly-situated executives or directors until such time as suits against the Employee are no longer permitted by law. Furthermore, the Parent will provide indemnification to the Employee for her capacity as an officer of the Company and the Parent.

Miscellaneous

22.       The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Employee’s rights according to any applicable law, extension order, collective agreement or other agreement with respect to the terms of Employee’s employment.

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[Signature Page Below]

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

/s/ Erez Raphael	/s/ Chen Franco-Yehuda
LabStyle Innovation Ltd.	Chen Franco Yehuda

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Exhibit A

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

1. Name of Employee:	Chen Franco Yehuda
2. I.D. No. of Employee:	[**]
3. Address of Employee:	[**]
4. Position in the Company:	Chief Financal Officer, Treasurer and Secretary
5. Under the Direct Direction of:	CEO
6. Commencement Date:	April 27, 2025. A formal appointment will be made approximately a month afterwards following the completion of transition period.
7. Notice Period:	90 Days
8. Salary:	NIS 82,000
9. Base Salary:	NIS 65,600
10. Additional Compensation:	NIS 16,400
11. Vacation Days Per Year:	22, accrued vacation will be paid upon termination of employment
12. Travel Allowance	500 NIS
13. Bonus	A gross amount of up to six times the Salary, subject to meeting certain milestones as annualy approved by the Compensation Committee and/or the Board of Directors
14. Sick Leave Days Per Year:	The Employee should be entitled to fully paid sick leave pursuant to applicable sick law.
15. Adjustement Period	Employee will accumulate one month for the Adjustment Period, per each full year of employment by the company, but in no event shall the Adjustment Period exceed six (6) months
16. Adjustement Period during Change in Control	Six (6) months

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Exhibit B

Board member at Brenmiller Energy Ltd.

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